AB
                               AllianceBernstein

AllianceBernstein Funds previously sent you proxy material regarding an Annual Meeting of Shareholders. The Meeting has been adjourned to December 16, 2010. The Fund's records indicate that we have not received your vote. Your vote is very important no matter how many shares you own. In order to save additional costs of further proxy solicitation, we urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the Meeting and to avoid additional adjournments.

                                 1-866-451-3783

                                   Voting is
                                 very important
                              for your investment
                              and the operation of
                                   the Fund.
                             Please vote now to be
                               sure your vote is
                            received in time for the
                               December 16, 2010
                                Adjourned Annual
                                   Meeting of
                                 Shareholders.


The Fund has made it very easy for you to vote. Choose one of the following methods:

o SPEAK to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am - 9:00pm, Sat 10am - 6pm ET)

o LOG ON to the website listed on your proxy card, enter your control number located on your proxy card, and vote by following the on screen prompts.

o CALL the toll-free touchtone voting number listed on your proxy card with your control number located on your proxy card and follow the touchtone prompts.

o     MAIL in your signed proxy card in the envelope provided.


The Meeting on Friday, December 16, 2010 will be held in the same location and at the same time as set forth in your proxy materials for the Meeting scheduled for November 5, 2010. Thank you in advance for your participation.

                        Voting takes only a few minutes.

                               PLEASE VOTE TODAY.




SK 00250 0451 1147364